Exhibit 5.1

June 9, 2026

Parabilis Medicines, Inc.

30 Acorn Park Drive

Cambridge, MA 02140

Re: Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-296032) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Reference is made to our opinion letter dated June 4, 2026, and included as Exhibit 5.1 to the Registration Statement, relating to the registration of the offering by Parabilis Medicines, Inc., a Delaware corporation (the “Company”), of up to 28,750,000 shares of the Company’s voting Common Stock, $0.0001 par value per share, including shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. We are delivering this supplemental opinion letter in connection with your filing of Amendment No. 3 to the Registration Statement relating to the registration of the offering by the Company of up to an additional 9,583,334 shares (the “Shares”) of the Company’s voting Common Stock, $0.0001 par value per share, including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non‑assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Goodwin Procter LLP

GOODWIN PROCTER LLP